Exhibit 10.20

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Employment Agreement

dated 30 April

between

1.	MoonLake Immunotherapeutics AG

c/o KD Zug-Treuhand AG

Untermüli 7

6302 Zug

(hereinafter “Employer” or “Party”)

and

2.	Jonkheer Arnout Michiel Ploos van Amstel

[***]

(hereinafter “Employee” or “Party”)

(together hereinafter referred to as the “Parties”)

1.	POSITION AND AREA OF EMPLOYEMENT

The Employer has hired the Employee for the position of a manager (Geschäftsführer).

The Employee reports to the Board of Directors of the Employer.

The duties, tasks, and authority granted to the Employee shall be governed by the applicable Board Regulations (Appendix 1) and the periodically issued directives of the Board of Directors of the Employer.

The Employee shall further perform such duties as are customarily associated with their position.

2.	COMMENCEMENT AND DURATION OF EMPLOYMENT

This employment relationship (“Employment”) shall commence on May 1, 2021.

There is no probationary period.

This employment agreement (“Employment Agreement”) shall be concluded for a minimum term until May 1, 2023. If neither of the Parties terminates the Employment Agreement with a notice period of six months to the end of the minimum term on May 1, 2023, the Employment Agreement shall be extended for an indefinite period. After expiry of the minimum term on May 1, 2023, Employment may be terminated by either Party with a notice period of six months.

3.	PLACE OF WORK

The Employee’s principal place of work is currently the Employer’s business premises at its registered office, planned to be in Zug, Switzerland. If the fulfilment of the contractually agreed upon tasks requires the periodical fulfilment elsewhere, the Employee shall also be required to conduct their work at another location. The Employee is aware that their specific position may require frequent travel within Switzerland and abroad and hereby expressly accepts this requirement.

4.	WORKING HOURS

The working hours shall be determined by the tasks to be performed by the Employee, but shall amount to at least 42 hours per week. The Employee is not entitled to any additional compensation, neither through time off nor through payment, for any kind of extra work, such as overtime (Überstunden), extra hours (Überzeit), night and/or Sunday work. Rather, any kind of extra work is fully compensated by the agreed salary.

5.	SALARY

5.1	Fixed Salary

The Employee is entitled to a fixed annual salary of CHF 425,000 gross, payable in twelve monthly instalments, in each case at the end of the month by means of bank transfer.

5.2	Bonus

In addition to the fixed annual salary, the Employee is entitled to a variable bonus in accordance with the following provisions:

For the period of the first 12 months of employment (i.e. the first year of service), the Employee is entitled to a bonus of 100% of the fixed annual salary if in the aforementioned period (1) an amount of at least USD 100 million is raised and (2) a meaningful phase 2 (at least 1 Phll study in PsA, AS or HS) has started (i.e. a first patient is included in the study). If the aforementioned criteria are only partially met (i.e., one of the two conditions has been met), the bonus is only partially owed. However, the bonus if the aforementioned criteria are only partially met shall be at least 50% of the fixed annual salary. The bonus is to be paid in the first month after the first 12 months of employment.

After the first year of service, the target bonus for each year of service shall be at least 50% of the fixed annual salary applicable for the relevant year of service (the “Target Bonus”). By the end of each year of service at the latest, the Parties shall mutually agree on binding targets which must be met to be entitled to the Target Bonus for the upcoming year of service. The targets shall consist of reasonable financial and business targets. The bonus must be paid in the second month of the following year of service based on the achievement of the targets.

In the event the Employee terminates the Employment during a year of service, the bonus is to be paid pro rata temporis (taking into account the level of achievement of targets through the termination date). In case the Employer terminates the Employment, the board of directors of the Employer will decide if and to which extent the bonus will be paid.

5.3	Deductions

The Employee’s statutory, regulatory and/or contractually owed contributions for the mandatory social insurance and occupational benefits insurance, as well as any potential withholding taxes, shall be deducted from the gross fixed salary (and any benefits in excess thereof, in particular, any bonus and any additional payments).

6.	PENSION FUND

The Employer shall provide the Employee with retirement, survivors, and disability insurance according to Swiss law requirements.

7.	EXPENSES

The Employer shall reimburse the Employee for expenses, if justified, incurred in the course of their work for the Employer due to travel, accommodation, and meals, as well as other expenses. However, reimbursement shall only be made (i) upon presentation of the relevant original receipts which may be used for tax purposes, and (ii) upon compliance with the Employer’s expense regulations, if any, which the Employer may issue and unilaterally amend or supplement at any time.

8.	DUTY OF CARE AND LOYALTY

All work assigned to the Employee shall be performed carefully and conscientiously and in compliance with any instructions given by the Employer.

The Employee shall safeguard the legitimate interests of the Employer in good faith and refrain from all damaging actions and in particular refrain from, statements and actions which may damage the Employer’s reputation. Further the Employee shall refrain from any activity which would establish competition with the Employer and refrain from soliciting any customers and/or employees away from the Employer.

9.	SECONDARY EMPLOYMENT

The Employee shall be allowed to pursue other part-time occupational activities, including but not limited to, rendering consulting services, teaching at a university, or serving as a member of the board of other companies, provided however, (i) these part-time occupational activities do not interfere with the Employee’s performance of work for the Employer and (ii) the Employee abides by the non-compete obligations according to clause 16.

10.	SALARY PAYMENT IN THE EVENT OF ILLNESS OR ACCIDENT

If the Employee is prevented from fulfilling their work duties in whole or in part, through no fault of their own, as a result of illness, the Employee shall be entitled to full salary payments in accordance with the so called Berne scale (“Berner Skala”).

The Employer has taken out a daily sickness benefits insurance, for the event of the Employee’s inability to work due to illness, through no fault of their own. The daily sickness benefits insurance provides daily allowances in the amount of 100% of the fixed salary after a waiting period of 30 days for a maximum of 730 days within 900 days according to the applicable insurance conditions and the applicable insurance policy. The premiums for the daily sickness benefits insurance shall be borne by the Employer. Any benefits provided by the daily sickness benefits insurance shall be offset against any salary payments owed by the Employer in the event of illness. After the Employer’s obligation to continue salary payments ends according to the Berne Scale, the Employee is entitled to further benefits from the daily sickness benefits insurance, according to the applicable insurance conditions and the applicable insurance policy.

If the Employee is prevented from fulfilling their work duties in whole or in part, through no fault of their own, resulting from an accident, the benefits from the accident insurance shall be supplemented by the Employee up to 100% of the fixed salary.

11.	HOLIDAYS

The Employee is entitled to five weeks holiday per annum (for a 100% workload).

12.	PUBLIC HOLIDAYS AND EXTRAORDINARY ABSENCES

12.1	Public Holidays

The Employee is not obliged to work on federal public holidays and on cantonal public holidays of the canton of the place of work.

12.2	Extraordinary Absences

The Employee under full-time Employment shall be granted the following extraordinary days free from work-duties without any corresponding deduction from their salary:

–	The marriage of the Employee: 2 days

–	A marriage within the family or close relative of the Employee: 1 day

–	The death of a:

○	close family member or a person in the same household: 3 days

○	close relative or friend: 1 day

–	Moving of residence: 1 day every two years

–	Visit to the doctor or dentist: time as needed

–	Public duties: time as needed

13.	CONFIDENTIALITY OBLIGATIONS

During the duration of Employment the Employee has access to confidential information relating to the business activities of the Employer, in particular to manufacturing or business secrets.

Confidential information shall mean any information which was not already demonstrably known to the public at the time in question. This shall apply in particular to, all manufacturing or business secrets, all know-how of any kind (e.g. developments, inventions, data collections, processes and concepts, business relationships), information about the Employer or about persons associated or cooperating with the Employer (e.g. customers of the Employer, interested parties).

The Employee shall treat all of the aforementioned information above as confidential, both during the term of Employment and after its termination, and shall in particular refrain from directly or indirectly utilizing said information or to make said information accessible or disclose it to third parties.

The duty of confidentiality also applies in relation to other employees of the Employer, unless there is a direct cooperation relationship with the other employees involving the confidential matter.

14.	RETURN OF EMPLOYER PROPERTY

Upon termination of Employment, irrespective of the reason, the Employee shall return to the Employer, all items belonging to the Employer. This is to occur at the latest at the time of termination of Employment and of the Employee’s own accord without request. In the case of a garden leave (“Freistellung”), the obligation to return work property is in effect as of the last working day before the leave of absence.

The duty to return further applies to all work products concerning the Employer as well as all other documents concerning the Employer, regardless of their form (including computer files, source codes and documentation).

The Employee is prohibited from transcribing or making copies of such work products and any and all files or documents pertaining to the Employer (in particular business documents, including contracts and correspondence) for private and other purposes not related to the performance of this Employment Agreement.

15.	WORK RESULTS / INTELLECTUAL PROPERTY

15.1	Employee Inventions and Designs

The Employee herewith agrees to immediately report any invention or design created by them during the term of Employment, irrespective of its possibility of protection as a patent or design, and to clearly state that the submitted report is a report of an invention or design to the Employer. In the report, the Employee shall provide a description of the invention (in particular the technical task, technical solution) or the design as well as the circumstances of the creation of the invention or the design (in particular place, time, means used). Any existing records and documentation is to be attached to the report submitted.

Inventions and designs which the Employee has made or helped to create within the performance of their work duties and in fulfilment of their explicit or implicit contractual obligations, belong to the Employer, regardless if the invention or design is legally susceptible of protection or not.

The Employer is further entitled to acquire any inventions and designs which the Employee (solely or in the form of a collaboration) makes within the course of their work duties but not in the fulfilment of their explicit or implicit contractual obligations. The Employer shall inform the Employee within six (6) months of the Employee’s report, in writing, whether the Employer intends to acquire the invention or design or release it to the Employee. If the invention or design is not released to the Employee, the Employee shall be entitled to appropriate compensation in accordance with Art. 332 para. 4 CO.

15.2	Work Products

The Employee acknowledges that the ownership of all property resulting from the performance of this Employment Agreement exclusively lies with the Employer. The Employee shall transfer all such items upon first request to the Employer.

Furthermore, the Employee acknowledges that, except for patents and design rights, all intellectual property rights to any and all work results, including inventions, discoveries, improvements, know-how, ideas, computer programs, texts, graphics, presentations, concepts, images, and any other similar products (“Work Products”), created by the Employee (solely or in collaboration) in the performance of their work duties, regardless if created within the fulfilment of their explicit or implicit contractual obligations and regardless of whether they are legally susceptible of protection, shall belong to the Employer. The Employer is free in the usage of these rights.

If, and to the extent that, such rights to the Work Products do not originally lie with the Employer, e.g. copyright, the Employee hereby irrevocably assigns all such rights to any and all Work Products exclusively to the Employer. The Employer may by means of all current and future processes and systems, use, modify, further develop the Work Products to an unlimited extent. The Employer’s rights are in particular unlimited in regards to usage location, subject, and time. The Employer further may transfer the Work Products to third parties and collect the proceeds from the respective collecting societies (“Verwertungsgesellschaften”). The Employee agrees to perform all necessary actions that may be required for said purposes and to supply documents at first request.

Further, if such Work Products cannot be transferred to the Employer, for any reason whatsoever, the Employee shall grant and hereby grants the Employer an exclusive, worldwide, transferable, unlimited, irrevocable, sublicensable and royalty free license to use and exploit the Work Products.

The Employee waives the exercise of moral rights, in particular the right to be designated as the author, to the extent permitted by law.

The Employee is obligated to respect and refrain from infringing on third party intellectual property rights in the course of their work. If the Employee uses existing works of third parties outside the company (pictures, texts, graphics, animations, sound and film recordings, etc.) in the creation of Work Products, they shall be responsible for ensuring that the Employer or the Employer’s client obtains the necessary usage rights. This obligation shall solely be waived in cases which the material to be processed was provided by the client or the Employer for this purpose.

Finally, compensation for the transfer of said rights, in particular the Work Products and/or their licensing, respectively, is included in the agreed salary.

16.	NON-COMPETITION AND NON-SOLICITATION; SeveranceIndemnity

During Employment and for a period of six months after the termination of Employment, the Employee agrees:

–	not to accept part-time or full-time employment as an employee with any company which develops, produces, distributes or offers wholly or partly products in the same therapeutic areas as the Employer or its affiliated companies;

–	to, neither directly nor indirectly, establish or to participate in such a company, nor to operate such a company at their own costs.

The Employee additionally agrees to neither solicit nor recruit, either directly or indirectly (in particular through a company owned or controlled by them), (i) employees of the Employer or (ii) previous or current customers of the Employer for six months after the termination of Employment.

The post-contractual non-compete obligation and the post-contractual non-solicitation obligation apply worldwide.

In the event of the breach of the post-contractual non-compete and/or post-contractual non-solicitation obligation, the Employee shall owe the Employer a contractual penalty of CHF 100,000 for each individual breach. In addition to the contractual penalty the Employer retains the right to claim compensation for the damages exceeding the contractual penalty. The payment of the contractual penalty and/or the additional damages shall not release the Employee from the obligation to continue to comply with the post-contractual non-compete and/or the post-contractual non-solicitation obligation.

The Employer is entitled at any time, regardless if payment of the contractual penalty and/or additional damages have been made, to demand the termination of the actions which are in breach of the non-compete and/or non-solicitation obligation and to have the Employee ordered to cease any and all activity in breach of the non-compete and/or non-solicitation obligations by a court (remedy of specific performance, “Realexekution”).

In case the Employee terminates the Employment, then, for the duration of the post-contractual competition and solicitation prohibition, the Employee shall receive monthly compensation payments in the amount of their last monthly fixed salary (gross) with the Employer; provided, however, that in the case of a resignation of employment without just cause (begründeter Anlass), the Employer may at any time waive its right to enforce the post contractual competition and solicitation prohibition. In event of such a waiver by the Employer, the compensation payment shall no longer be owed. Such a waiver must be made in writing. In the event of a breach of the competition and/or solicitation prohibition, any claim in regard to the compensation payments is deemed to be forfeited and already paid out amounts must be paid back by the Employee to the Employer. Notwithstanding the foregoing, if the foregoing post-contractual competition and solicitation prohibition is unenforceable, has lapsed or has not become effective at all under applicable law (including but not limited to Article 340c of the Swiss Code of Obligations), then the Employer will instead provide a severance indemnity to the Employee equal to 50% of the then current annual gross salary, payable ratably over a six-month period post-termination (minus any amounts previously paid under Section 16). For the avoidance of doubt, the payment of the severance indemnity shall not reduce or exclude the Employee’s entitlement to a bonus pursuant to Section 5.2 above.

In case the Employer terminates the Employment, then, for the duration of the post-contractual competition and solicitation prohibition, the Employee shall receive monthly compensation payments in the amount of their last monthly fixed salary (gross) with the Employer plus one-twelfth of the annual Target Bonus. The monthly compensation payments are owed in any case, even if the Employer waives its right to enforce the post contractual competition and solicitation prohibition. In the event of a breach of the competition and/or solicitation prohibition, any claim in regard to the compensation payments is deemed to be forfeited and already paid out amounts must be paid back by the Employee to the Employer. Notwithstanding the foregoing, if the foregoing post-contractual competition and solicitation prohibition is unenforceable, has lapsed or has not become effective at all under applicable law (including but not limited to Article 340c of the Swiss Code of Obligations), then the Employer will instead provide a severance indemnity to the Employee equal to 50% of the then current annual gross salary plus 50% of the Target Bonus for the then current calendar year, payable ratably over a six-month period post-termination (minus any amounts previously paid under Section 16). For the avoidance of doubt, the payment of the severance indemnity shall not reduce or exclude the Employee’s entitlement to a bonus pursuant to Section 5.2 above.

For the avoidance of doubt, the Employee shall in no event be entitled to a (i) compensation payment for the post contractual competition and solicitation prohibition and (ii) a severance indemnity at the same time (i.e. no double compensation).

17.	FINAL PROVISIONS

17.1	Work / Residence Permits

This Employment Agreement is concluded under the condition precedent that the Employee is granted the necessary work and residence permits for their Employment.

17.2	Severability Clause

Should any provision of this Employment Agreement be, or become, invalid or void, this shall not affect the validity of the remaining provisions. In the event of the invalidity or nullity of a provision of this Employment Agreement, it shall be replaced by a valid provision which shall embody the economic purpose of the invalid provision as closely as possible. The same procedure shall apply in the event of an unintended omission within the Employee Agreement.

17.3	Changes and Additions

Amendments and/or supplements to this Employment Agreement shall only be valid when made in the written form. This requirement shall also apply to any waiver of the requirement of the written form. The Employer is entitled to unilaterally amend its Regulations at any time.

17.4	Applicable Law and Jurisdiction

This Employment Agreement is governed by Swiss law (with the exclusion of the application of Swiss private international law).

Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant or at the ordinary place of work of the Employee.

17.5	Execution

This Employment Agreement shall be executed in two copies; each Party shall receive one copy.

******

(Signatures on following page)

The Employer

Hamburg, 30-APR-2021
Place, date

/s/ Kristian Reich
Prof. Dr. Kristian Reich

The Employee

Basel 30-4-2021
Place, date

/s/ Jonkheer Arnout Michiel Ploos van Amstel
Jonkheer Arnout Michiel
Ploos van Amstel

Agreed with the execution of this Agreement by the parties:

Biotechnology Value Fund, L.P.

San Francisco CA 5/3/21
Place, date

/s/ Mark Lampert
Mark Lampert